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                                    EXHIBIT 2

      ANNOUNCEMENT REGARDING SOLICITATION FOR SPECIAL VOLUNTARY RETIREMENT

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                              (English Translation)

                                                                 October 3, 2005

To whom it may concern:
                                WACOAL HOLDINGS CORP.
                                Yoshikata Tsukamoto, Representative Director
                                (Code Number:  3591)
                                (Tokyo Stock Exchange, First Section)
                                (Osaka Securities Exchange, First Section)
                                Ikuo Otani, General Manager, Corporate Planning (Telephone: 075-682-1010)

      Announcement Regarding Solicitation for Special Voluntary Retirement

      We hereby announce that our Board of Directors, at a meeting held on October 3, 2005, has passed a resolution to solicit special voluntary retirement from the employees of Wacoal Corporation, a subsidiary of our Group.

1. Reason for Solicit of Special Voluntary Retirement

      Wacoal is currently formulating and working on mid-term business strategies to achieve accelerated growth. In order to revitalize Wacoal and attain new growth, it is essential to maximize the efficiency of our existing businesses and increase our competitiveness, while actively investing our resources for business expansion.

      Based on that premise, we have decided to solicit special voluntary retirement to improve our current labor structure.

2. Outline

(1) Who is eligible:              Full time employees of Wacoal Corporation who
                                  are 50 years of age or older as of the end of March, 2006

(2) Solicitation Period:          November 21, 2005 - November 30, 2005

(3) Number of Applicants Sought:  Approximately 300

(4) Retirement Date:              March 31, 2006

(5) Preferential Treatment:       Apart from the amount of involuntary
                                  retirement allowance to be provided under the current rules, the Company will provide a special additional allowance according to the employee's age as of the retirement date.

(6) Support Measure:              The Company will internally establish a career
                                  counseling center, which will offer a range of counseling functions and, upon request, individual counseling by an outside specialist at the Company's expense. In addition, the Company will provide reemployment support to employees who seek reemployment through an external job placement company.

3.    Effect on Business Results

      The Company's expenditures with respect to the special additional allowance arising in connection with the implementation of this program will be recorded as an expense for the term ending March 31, 2006. Following the implementation of the voluntary retirement program, we expect a reduction in payroll expenses beginning with the following fiscal year.

                                     - End -

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